Jennifer Mercer
Telephone: (954) 364-4013
Email: jmercer@tousa.com
Company Contacts:

Information Hotline
(866) 588-9290

Exhibit 99.1

TOUSA Announces Pre-Negotiated Deal with Senior Noteholders to Implement Restructuring

•	Files Voluntary Petitions to Reorganize Under Chapter 11 to Implement Proposed Restructuring Term Sheet

•	Seeks up to $150 million in debtor-in-possession financing

•	Homebuilding operations expected to continue uninterrupted

•	Financial services subsidiaries not included in the filing

•	Plan proposed to preserve 10-year warranties

HOLLYWOOD, Fla., January 29, 2008— TOUSA, Inc. (OTC Pink Sheets: TOUS.PK) – TOUSA, Inc. today announced that it has received support from holders of more than fifty percent of its Senior Noteholders on a proposed term sheet for restructuring its equity and all of its unsecured debt. To implement the proposed restructuring TOUSA, Inc. and certain subsidiaries are filing voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. The filing includes TOUSA Homes, Inc., Newmark Homes LP and entities that represent all of their brands – Engle Homes, Newmark Homes, Fedrick, Harris Estate Homes, and Trophy Homes. The agreement with the senior noteholders is subject to conditions and is also subject to a “fiduciary out” clause that can be exercised by both the Company and the noteholders under certain circumstances.

Universal Land Title, Inc., Preferred Home Mortgage Company and Alliance Insurance and Information Services are not included in the filing and will not be impacted. These financial affiliates will continue to offer and fund loans, provide title insurance and offer homeowners the financial and insurance services needed to close escrow on home purchases. Customers will see no interruption in the services provided by TOUSA’s financial affiliates.

The Company’s proposed restructuring is the result of the dramatic downturn in the U.S. housing market, which accelerated over the last several months due to a number of factors, including severe liquidity challenges in the credit and mortgage markets, diminished consumer confidence, increased home inventories and foreclosures, and downward pressure on home prices. All of these factors have contributed to lower gross sales and higher cancellation rates.

“This action is necessary to reflect the realities of today’s homebuilding market. Our core operations are solid, and our market position suggests a strong future for our Company” said Antonio B. Mon, TOUSA’s President and Chief Executive Officer. “We are focused on restructuring our balance sheet and we expect business to continue as usual. Most importantly, there should not be any interruption in the construction of homes and our customers should not be affected.”

Citigroup Global Markets Inc. has agreed to provide the Company with up to $150 million in debtor-in-possession financing. If approved by the Court, the Company will have access to the funds to implement its restructuring plan and pay normal operating expenses, including employee wages, construction costs, and payments to suppliers. The financing will be senior to existing debt and requires Bankruptcy Court approval.

The proposed restructuring agreement with the Senior Noteholders contemplates, among other things, that the Senior Noteholders will receive substantially all of the common stock of the reorganized Company, as well as an interest in, and entitlement to proceeds received by, a litigation trust that will be established pursuant to the Company’s plan of reorganization. Holders of general unsecured claims will also receive their pro rata share of the common stock of the reorganized Company and an interest in the litigation trust. Subject to further negotiation, holders of the Company’s subordinated notes may receive a proportionate share of proceeds generated by the litigation trust and may receive warrants to acquire a specific percentage of common stock in the reorganized company.

At the date of filing, TOUSA had approximately 2,500 homes in backlog. TOUSA anticipates delivering all of its homes in backlog and will continue to actively take new orders, construct new homes, and provide financial services to its customers. The Company will seek the Court’s immediate approval to continue paying employee wages, benefits and commissions.

The Company is seeking court authorization to establish procedures to pay valid lien claims in the ordinary course of business. and to sell homes free and clear of all liens, with such liens to attach to the proceeds of the sales.

“We are committed to maintaining our operations uninterrupted including all construction and sales activities while continuing to provide our customers with the high levels of service and quality that have come to be associated with our brands,” Mr. Mon said.

To that end, the Company is seeking Court authority to continue all of its customer service programs. The Company has contracted with the Administrator of its current Home
Builder’s Limited Warranty program to provide at no cost to the customer a ten year transferable supplementary warranty to those TOUSA homebuyers with contracts of sale currently in force as well as those customers who sign a contract of sale between now and April 30, 2008.

The new program is insured by one of the member companies of Zurich North America, one of the largest insurance organizations in the United States and rated “A/positive” (Excellent) by A.M. Best and Company, the leading independent insurance company rating service.  In the event that TOUSA fails to fulfill its obligations to “eligible” homebuyers under its existing program, the insurer will perform according to the terms and conditions contained within the supplemental document.

“We decided to take decisive action to ensure TOUSA is around for the long-run,” Mr. Mon said. “While making this decision was not an easy one, Chapter 11 is a tool that enables us to restructure our balance sheet, reduce our debt and position us so that we can continue to build and deliver the highest-quality homes through our Engle Homes, Newmark Homes, Fedrick, Harris Estate Homes, and Trophy Homes brands.”

The filing was made in the U.S. Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division. For more information, please visit www.tousa.com.

About TOUSA, Inc.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements within the meaning of within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of the Company and its management. Any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of any debtor-in-possession facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding; (iv) the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan;(x) the ability of the Company to attract, motivate and/or retain key executives and employees; (xi) the ability of the Company to attract and retain customers and (xii) other risks and factors regarding the Company and the home building industry identified from time-to-time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, which can also be found on the Company’s website at www.tousa.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.